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                                                                    Exhibit 99.6


June 10, 2002

This morning, SilverStream announced that it has agreed to be acquired by Novell, Inc.

Almost six years ago, SilverStream was founded to provide software that facilitates the development and deployment of advanced web applications. We created this charter at a time when most web sites were static and content based, isolated from the information systems of the business and when "advanced" web applications were using unsophisticated technologies like CGI with PERL scripts. Most of the standards we now use or plan to use did not exist, and even Java was very immature and risky.

In the intervening years, we have adjusted and reacted to a time of rapid change, as standards evolved monthly (or so it seemed) and the competitive playing field changed almost as rapidly. We have developed a great ability to foresee the trends of a rapidly moving market and we have built what many observers, including Novell, believe to be best-in-class products in this space. At the same time, we have assembled a talented organization that is the best I've worked with in my career.

Despite all of our efforts, we have constantly struggled, as a small player, in a much more mature software industry. We have fought to compete with massively bigger players and strained to be heard in a very noisy marketplace. On top of that, we have faced other historically difficult obstacles, from Y2K to the dot-com crash, from a weak economy to the attacks of September 11th. While we have built great products and a great organization, we have not been able to gain the recognition that these products and all of you so justly deserve.

The merger with Novell is a new beginning for SilverStream. Novell will augment its successful security, directory and network management business with products, which provide state of the art, services-oriented application development, and people, who provide the talent to deliver these products to the market. Our charter remains intact, but it will be enhanced by the resources of one of the largest software companies in the world. Combined with Novell's significant resources and market presence, the probability of taking what we've worked so hard to build and making it successful has been significantly increased.

Together, SilverStream and Novell will deliver the core capabilities - standards-based application development, reliable secure network infrastructure and business solutions - required to help organizations solve complex business problems, simplify their systems and processes, and exploit new opportunities.

While the SilverStream name will change, the SilverStream experience will remain the same. Upon completion of the acquisition, the combined company will be called Novell, however all of SilverStream's products will continue to be developed, maintained and

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supported by the same engineers and support organizations that are in place today. In addition, SilverStream sales and field service people will continue to provide the same high level of service that SilverStream customers have become accustomed to over the past several years.

I'm proud of what we've accomplished together so far, and I view this merger as the next stage in our evolution as an organization, one that will hopefully take us to the next level in this emerging market.

Please join me today, June 10, at 9:00 AM Eastern Daylight Time (US) for a company-wide meeting. The details of the call and Webcast are listed below:

US/Canada Dial-In Number:  (877) 296-5507
International/Local Dial-In Number:  (706) 634-5117
Conference Name:  SilverStream Software
Leader's Name:  David Litwack
URL:  www.silverstream.com/meeting

I look forward to speaking with you soon.

Sincerely,
David Litwack
President and CEO
SilverStream Software

This announcement is neither an offer to purchase nor a solicitation of an offer to sell SilverStream shares. At the time the expected tender offer is commenced, Neptune will file tender offer materials with the Securities and Exchange Commission and SilverStream will file a solicitation/recommendation statement with respect to the tender offer. The tender offer materials, including an offer to purchase, a related letter of transmittal and other offer documents, and the solicitation/recommendation statement will contain important information. You should read this information carefully before making any decisions about the tender offer. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement will be sent to all stockholders of SilverStream free of charge. In addition, all of these materials will be available free of charge on at the SEC's website at www.sec.gov.